                                                                     EXHIBIT 5.2
                February   , 1994

                USX Corporation
                600 Grant Street
                Pittsburgh, PA 15219-4776

                USX Capital LLC
                c/o USX Capital Management Company
                    5555 San Felipe Road
                    Houston, Texas 77056

                Gentlemen:

                     I, or lawyers acting under my supervision, have acted as
                counsel for USX Corporation ("USX") and USX Capital LLC (the "Company") in connection with the proposed issuance and sale by the Company of up to 10,000,000 of the Company's Cumulative Guaranteed Monthly Income Preferred Shares (the "Preferred Shares") and the Guarantees of such Preferred Shares by USX.

                     I, or lawyers acting under my supervision, have
                participated in the preparation of the Registration Statement on Form S-3 with respect to said Preferred Shares and Guarantees to be filed with the Securities and Exchange Commission.

                     Based on the foregoing, I am of the opinion that USX has
                been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. I am further of the opinion that, when the Payment and Guarantee Agreement, the Loan Agreement, the Agreement as to Expenses and Liabilities and the Keep Well Agreement shall have been executed and delivered by USX and the Company, the guarantees provided thereunder shall be legally issued and binding obligations of USX.

                     I hereby consent to the use of my name, including under the caption "VALIDITY OF SECURITIES," in the Prospectus constituting part of the Form S-3 Registration Statement of the Company and USX relating to the preferred shares of the Company guaranteed to the extent set forth in the Prospectus by USX and to the filing of this consent as an exhibit thereto.

                Dan D. Sandman
                General Counsel and Secretary